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                                                                      Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT

Unidigital Elements (NY), Inc., a New York corporation

Unidigital Elements (SF), Inc., a Delaware corporation, doing business as TX and Unidigital California, Inc. in California

Unidigital/Cardinal Corporation, a Delaware corporation

Unidigital/Boris Corporation, a Massachusetts corporation

Elements (UK) Limited, a United Kingdom corporation

Regent Communications (UK) Limited, a United Kingdom corporation, a wholly-owned subsidiary of Elements (UK) Limited